Exhibit 99.1
OXIS International, Inc.
323 Vintage Park Drive, Suite B, Foster City, California  94404

June 16, 2008

To 2006 Debenture Holders:

Alpha Capital Anstalt

Bristol Investment Fund, Ltd.

Cranshire Capital, LP

Whalehaven Capital Fund Limited

On behalf of our Board of Directors and in the best interests of our shareholders, debt holders, employees, customers and suppliers, I am requesting that each of you move immediately to retract your Notice of Deposition of Collateral dated June 5, 2008.

Our request is based on the simple fact that the management of Oxis International, Inc. (OXIS) combined with our investment banker, Burrill & Co. is better equipped and motivated to sell the BioCheck shares owned by Oxis and our research assay business (“Diagnostic Businesses”) in a manner that maximizes value so that we can: a) repay funds owed to you, and b) provide capital to fund a new growth strategy based on our neutraceutical and therapeutic assets.

You have been aware of our strategy to repay you in full for a number of months as the sale of our Diagnostic Businesses has progressed on a normal schedule for this type of transaction with strong potential interest by prospective buyers. Burrill & Co., a leading life science investment banking and investment firm, was engaged last fall and has acted very ably as our investment banker for this project.

Early in the morning of Thursday June 5, 2008 we informed you of our positive progress towards the completion of the sale of the Diagnostics Businesses as now reported in our 8-K filed last Friday. Furthermore, one of our Directors met with the debenture holder contact at Alpha Capital Anstalt in New York to discuss a restructuring of the 2006 Debentures. However, to our amazement, Bristol Investments, collateral agent for the four investors, sent a notice of foreclosure the very same day it received the report on our favorable progress.  We consider this timing particularly curious, and are baffled as to why you chose to interfere with our sale process after receiving the positive news.

Management and the Board of Directors of Oxis maintain that a foreclosure on the BioCheck stock that Oxis owns could significantly reduce its value in a sale, and also destroy our ability to obtain interim financing critical to continuing our operations.  Should this happen, it would be harmful to shareholder value.

Thus, we reiterate our request that foreclosure efforts be cancelled and that Oxis Management be allowed to complete the sale of our Diagnostic Businesses to maximize the value of its sale to the Company and to continue our business.

As we have stated many times, we also remain amenable to restructuring the Debentures and will continue this dialog with you.  However this process has become very challenging to complete since your collateral agent has said that you require us to negotiate separately with each individual fund. Moreover, the Debenture Holder requests on terms and conditions for a restructuring are unclear and keep changing. Restructuring under these conditions will be very time consuming, and thus may not be possible to complete in the few remaining days before the June 19 date indicated on the Notice of Disposition of Collateral. This time constraint is an additional reason why the Notice of Disposition of Collateral should be cancelled, or at least delayed until we can reach an agreement on the restructuring. We also request that one of the four Debenture holders act as a coordinator for negotiations, while recognizing that each holder has to make its own decision on any restructuring.

We remain interested in working with you to the benefit of all Oxis shareholders and look forward to hearing from you.

Sincerely,

/s/ Marvin S. Hausman
Marvin S. Hausman, MD
CEO and Chairman